Dear Shareholder:

Financial results remained stable in the second quarter despite a continued challenging environment for the banking industry.  Commercial and retail customers are tightening their belts in the face of economic uncertainty.  While this makes internal growth difficult to achieve, we have made steady progress toward meeting key initiatives which position us well for future growth.

We announced the acquisition of Willow Financial Bancorp and its banking subsidiary, Willow Financial Bank, during the quarter.  With Willow Financial, Harleysville will immediately become the third-largest banking institution headquartered in the Philadelphia region, with $5.5 billion in assets and 84 branches in some of the most attractive banking markets in the region.  This acquisition, which we expect to close in the fourth quarter, is consistent with our stated strategy to grow through disciplined in-market acquisitions.

Our aspiration is to become The Best Community Bank Anywhere, and as I’ve said before, there is no ‘silver bullet’ that will bring that vision to fulfillment overnight.  However, the acquisition of Willow Financial represents a critical step toward that goal.  It provides numerous opportunities for us to improve performance through expansion, empowerment, and effectiveness:

Expansion:  With Willow Financial, our branch network will stretch from Northeast Philadelphia through Western Chester County and into the Lehigh Valley, providing expanded presence and access to a larger pool of customers.  We will be able to provide a greater share of our commercial customers’ borrowing needs and do business with larger commercial customers.  The combined bank will have an extensive set of fee-generating products and services such as cash management, wealth management, and employee benefits programs which can be cross-sold to customers of both organizations.

Empowerment:  Working side-by-side, our talented teams will have numerous opportunities to suggest changes, propose new products, implement powerful selling programs to leverage our respective product sets, and deliver on the promise that this merger provides.  We truly believe that the combined Harleysville/Willow Financial team will be the most talented group of community bankers in Southeastern Pennsylvania, providing a significant competitive advantage for Harleysville National.

Effectiveness:  With increased scale, we gain operating leverage.  Last year’s proactive expansion of our operations center in Harleysville, PA will deliver immediate results as the combined bank will be able to operate out of that one facility.  Increased scale enables us to evaluate new technology that will improve efficiency, the customer experience, or both.

In total, we believe that completion of the Willow Financial Bancorp acquisition will provide numerous organic growth opportunities in the years to come.

We are keeping a watchful eye on the credit environment, as during the second quarter loans classified as nonaccrual increased $12.5 million, primarily attributable to residential real estate development.  We have taken steps in response to the situation by increasing allowance for loan losses to approximately 1.25% of outstanding loans at June 30, 2008, and we continue to evaluate appraisals, financial reviews and inspections. In addition, Harleysville remains well-capitalized at June 30, 2008, with virtually no exposure to the sub-prime residential mortgage lending market.

In conclusion, while the current market is challenging, we have never been more excited about the future.  The Willow Financial acquisition is a significant event in our history and will transform Harleysville into one of the most visible and powerful banks in our region.  We hope that you are as excited about this coming event as we are, and we thank you for your continued support.

 Sincerely,

 /s/ Paul Geraghty
Paul Geraghty
President and CEO

Harleysville National Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	June 30, 2008	June 30, 2007

Assets
Cash and due from banks	$ 75,484	$ 62,915
Federal funds sold and securities purchased
under agreements to resell	25,000	30,000
Interest-bearing deposits in banks	3,485	5,385
Investment securities available for sale	959,912	885,067
Investment securities held to maturity	54,222	58,857
(fair value $54,307 and $58,233)
Net loans	2,470,794	2,060,345
Bank-owned life insurance	73,610	62,905
Other assets	219,725	137,770
Total assets	$ 3,882,232	$ 3,303,244

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$ 362,750	$ 339,618
Interest-bearing deposits	2,502,398	2,163,936
Borrowed funds	612,595	473,679
Other liabilities	76,579	39,105
Shareholders' equity	327,910	286,906
Total liabilities and shareholders' equity	$ 3,882,232	$ 3,303,244

Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)	Six months ended June 30		Three months ended June 30
	2008	2007	2008	2007
Income and Expense
Interest income	$ 101,769	$ 94,406	$ 49,353	$ 47,711
Interest expense	52,373	54,414	24,164	27,556
Net interest income	49,396	39,992	25,189	20,155
Provision for loan losses	5,067	3,550	3,107	1,125
Net interest income after provision for loan losses	44,329	36,442	22,082	19,030
Noninterest income	22,428	19,402	11,596	10,255
Noninterest expense	48,176	38,920	24,458	20,141
Income before income taxes	18,581	16,924	9,220	9,144
Income tax expense	3,950	3,711	1,893	2,065
Net income	$ 14,631	$ 13,213	$ 7,327	$ 7,079

Financial Highlights
Net income per share - Basic	$ 0.47	$ 0.46	$ 0.24	$ 0.25
Net income per share - Diluted	$ 0.46	$ 0.45	$ 0.23	$ 0.24
Cash dividends per share	$ 0.40	$ 0.40	$ 0.20	$ 0.20
Weighted average shares - Basic	31,352,922	28,955,014	31,359,011	28,944,643
Weighted average shares - Diluted	31,522,029	29,222,626	31,521,608	29,190,602
Return on average assets	0.76%	0.81%	0.76%	0.86%
Return on average equity	8.67%	9.08%	8.79%	9.69%

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainities including those detailed in the Company's filings with the Securities and Exchange Commission.

The following disclosure is made in accordance with Rule 165 of the Securities and Exchange Commission.
Harleysville National Corporation and Willow Financial Bancorp, Inc. have or will be filing documents concerning the merger with the Securities and Exchange Commission, including a registration statement on Form S-4 (Registration No. 333-152007) containing a joint proxy statement/prospectus, has been distributed to shareholders of Harleysville National Corporation and Willow Financial Bancorp, Inc. Investors are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed transaction and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors can obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Harleysville National Corporation and Willow Financial Bancorp, Inc., free of charge on the SEC's Internet site (www.sec.gov), by contacting Harleysville National Corporation, 483 Main Street, Harleysville, PA 19438, (Telephone No. 215-256-8851), or by contacting Willow Financial Bancorp, Inc. at 170 South Warner Road, Wayne, PA 19087, (Telephone No. 610-995-1700). Directors and executive officers of Harleysville National Corporation and Willow Financial Bancorp, Inc. may be deemed to be participants in the solicitation of proxies from the shareholders of Harleysville National Corporation and Willow Financial Bancorp, Inc, respectively, in connection with the merger. Information about the directors and executive officers of Willow Financial Bancorp, Inc. and their ownership of Willow Financial Bancorp, Inc. common stock is set forth in Willow Financial Bancorp, Inc.'s proxy statement for its 2007 annual meeting of shareholders and can be obtained from Willow Financial Bancorp, Inc.  Information about the directors and executive officers of Harleysville National Corporation and their ownership of Harleysville National Corporation common stock is set forth in Harleysville National Corporation’s proxy statement for its 2008 annual meeting of shareholders and can be obtained from Harleysville National Corporation.  Additional information regarding the interests of those participants may be obtained by reading the prospectus/proxy statement regarding the proposed merger transaction. INVESTORS SHOULD READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.